Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 9, 2024

Registration Statement No. 333-249515-13

**FULL PX DETAILS** GMCAR 2024-1 (PRIME AUTO LOAN ABS)

Joint Bookrunners: Barclays (struc), Deutsche Bank, MUFG, RBC Capital Markets, and Scotiabank

Co-Managers: Lloyds, Loop, SMBC, Societe Generale

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL (MM)	WAL*	M/F**	PWIN	E. FIN	L. FIN	BENCH	SPREAD	YIELD (%)	CPN (%)	PX (%)
==============================================================================================================
A-1	287.210	0.22	P-1/F1+	1-6	07/24	01/16/25	I-Cur	+14	5.529%	5.529%	100.00000%
A-2-A	390.000	1.06	Aaa/AAA	6-21	10/25	02/16/27	I-Cur	+40	5.177%	5.12%	99.99794%
A-2-B	189.600	1.06	Aaa/AAA	6-21	10/25	02/16/27	SOFR30A	+40			100.00000%
A-3	521.040	2.51	Aaa/AAA	21-42	07/27	12/18/28	I-Cur	+68	4.908%	4.85%	99.97989%
A-4	87.540	3.64	Aaa/AAA	42-44	09/27	06/18/29	I-Cur	+85	4.918%	4.86%	99.97224%
B	25.070	3.66	Aa2/AA	44-44	09/27	08/16/29	I-Cur	+115	5.216%	5.16%	99.99934%
C	23.500	**Retained**
D	19.600	**Retained**

==============================================================================================================

* Pricing Speed: 1.30% ABS, 10% call

** Minimum expected ratings

PRICED TOE: 11:06 AM EST

-TRANSACTION DETAILS-

Offered Size : $1,500,460,000

Min. Denoms. : $1k x $1k

Registration : SEC Registered

ERISA Eligible : Yes

Expected Settlement : 1/17/2024

First Payment : 2/16/2024

Expected Ratings : Moody’s/Fitch

Bloomberg Ticker : GMCAR 2024-1

Expected Pricing: PRICED

-MARKETING MATERIALS-

Preliminary Prospectus, FWP: Attached

Intex Dealname: bcggmar2401_preprice_base | Password: 39UJ

DealRoadshow: https://dealroadshow.com

Entry Code (Case Sensitive): GMCAR24

Direct Link: https://dealroadshow.com/e/GMCAR24

================================================================================

The issuer has filed a registration statement (including a prospectus) with the U.S Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.